Exhibit 10.3

MASSEY ENERGY COMPANY

Non-Qualified Stock Option Agreement

[Number] Non-Qualified Stock Options

THIS AGREEMENT dated as of December     , 20[year 1], between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and Don L. Blankenship (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended from time to time (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Non-Qualified Stock Options. Pursuant to the Plan, the Company, on December     , 20[year 1] (the “Grant Date”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of [            ] Non-Qualified Stock Options, hereinafter described as “Options” or “Option,” at the option price of $            per share, being not less than the Fair Market Value of such shares on the Grant Date, or on the next preceding trading date if no Company shares traded on the New York Stock Exchange on the Grant Date. This Option is exercisable as hereinafter provided.

2. Nontransferability. This Option may not be transferred except by will or by the laws of descent and distribution. During Participant’s lifetime this Option may be exercised only by Participant.

3. Expiration Date. This Option shall expire ten years from the Grant Date (the “Expiration Date”) unless it otherwise is forfeited in accordance with Paragraph 4.

4. Exercisability. Subject to Paragraph 5 below, if the Participant remains employed by the Company until December 30, 20[year 2], Participant shall have the right to exercise this Option after the Option vests on December 30, 20[year 2] during, but only during, the first twenty days exercise is permissible for the Participant (the “Exercise Period”) pursuant to the Company’s trading window policy and applicable securities laws in effect from time to time (the “Company Trading Policy”), otherwise the Option shall be automatically forfeited. Once this Option has become exercisable in accordance with the preceding sentence it shall continue to be exercisable during the Exercise Period subject to Paragraph 5 or 6 . A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

5. Death. If Participant dies (whether or not in the employ of the Company) after the Option vests on December 30, 20[year 2], and prior to the end of the Exercise period or the forfeiture of the Options pursuant to Paragraphs 4 and 7, Participant’s estate or other successor in interest shall have the right, as provided in this Paragraph, to exercise this Option in full to the extent not exercised at Participant’s death. If Participant remains employed by the Company until December 30, 20[year 2] and dies (whether or not then in the employ of the Company) prior to the end of the Exercise Period, Participant’s estate or other successor in interest shall be entitled, as provided in this Paragraph, to exercise this Option in full to the extent not exercised at Participant’s death. In either such case this Option shall be exercisable, but shall only be exercisable, by Participant’s estate or other successor in interest during the Exercise Period which would have been applicable if Participant had survived or until the date that is three months after the date of Participant’s death, whichever is longer, but in no event later than the Expiration Date.

6. Exercise after Termination of Employment for any Reason Other Than Death. If Participant ceases to be employed by the Company on or after December 30, 20[year 2] for any reason other than death, this Option shall be exercisable by Participant during the Exercise Period as provided in Paragraph 4 or, if applicable, by Participant’s estate or other successor in interest pursuant to Paragraph 5.

7. Forfeiture. Subject to the preceding Paragraph, this Option shall be forfeited if Participant’s employment with the Company terminates prior to December 30, 20[year 2] for any reason. In addition, this Option shall be forfeited to the extent this Option is not exercised by the last date for exercise provided in Paragraph 4 or, if applicable, in Paragraph 5.

8. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: Corporate Secretary	Attention: Corporate Secretary
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to Participant:

[Name]

[Address]

[Address]

9. Confidentiality. Participant agrees that this Agreement and the receipt of Options subject to this award are conditioned upon Participant not disclosing the terms of this Agreement or the receipt of the Options to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to December 30, 20[year 2]. If Participant discloses such information to any person other than those named in the prior sentence, except as may be required by law, Participant agrees that this award will be forfeited.

10. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

11. No Right to Continued Employment. This Agreement does not confer upon Participant any right to continue in the employ of the Company, nor shall it interfere in any way with the right of the Company to terminate such employment at any time.

12. Change due to Capital Adjustments. The terms of this Award shall be adjusted as the Committee determines and as provided in the Plan for events which, in the judgment of the Committee, necessitates such action.

13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

14. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof or as duly amended.

15. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof which are incorporated by reference into this Agreement.

16. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

17. Taxes. Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the exercise of any Option.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

By:
Name:
Its:

[Participant]

3